Exhibit 15.3

Direct:	+852 2801 6066
Cell:	+852 6621 8994
E-mail:	rthorp@traversthorpalberga.com

NaaS Technology Inc.

Newlink Center, Area G,

Building 7, Huitong Times Square,

No.1 Yaojiayuan South Road,

Chaoyang District,

Beijing, China

17 April 2026

Dear Sirs

NaaS Technology Inc.

We have acted as legal advisers as to the laws of the Cayman Islands to NaaS Technology Inc., an exempted limited liability company incorporated in the Cayman Islands (the "Company"), in connection with the filing by the Company with the United States Securities and Exchange Commission of an annual report on Form 20-F for the year ended 31 December 2025 ("Form 20-F").

We hereby consent to the reference of our name under the heading, "Item 10. Additional Information—E. Taxation—Cayman Islands Taxation" in the Form 20-F.

Yours sincerely,

TRAVERS THORP ALBERGA